Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc:

We consent to the incorporation by reference in the registration statement (No. 333-177093) on Form F-3 and the registration statement (No. 333-172493) on Form S-8 of Prudential plc of our report dated 16 April 2013, with respect to the consolidated statements of financial position of Prudential plc and its subsidiaries as at 31 December 2012, 2011, and 2010, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2012, and related financial statement schedule, and the effectiveness of internal control over financial reporting as at 31 December 2012, which report appears in the 31 December 2012 annual report on Form 20-F of Prudential plc.

Our report on the consolidated financial statements and schedule dated 16 April 2013 refers to a change in the accounting policy for deferring acquisition costs for certain operations of Prudential plc in 2012.

16 April 2013	/s/ KPMG AUDIT PLC
KPMG Audit Plc
London, England